Exhibit 5
Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073
Roger M. Barzun
  Senior Vice President
  General Counsel
July 10, 2006
Dear Sir/Madam:
I am General Counsel of Sterling Construction Company, Inc. (the “Company.”) In that capacity, this opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement”) to be filed with the Securities and Exchange Commission on July 10, 2006 on behalf of the Company under the Securities Act of 1933 relating to 500,000 additional shares of the common stock, $0.01 par value per share (the “Common Stock”) of the Company proposed to be issued and sold under the Company’s 2001 Stock Incentive Plan (the “Plan.”)
I am familiar with the Company’s Restated Certificate of Incorporation, as amended, its by-laws and its corporate minute book as well as the Registration Statement. I have also examined such other documents, records, certificates and made such further investigation as I have deemed necessary for the purposes of this opinion.
Based upon, and subject to the foregoing, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan in the form in effect on the date hereof has been duly authorized by the Company and, when issued and delivered upon receipt by the Company of lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and nonassessable.
I understand that this opinion is to be used in connection with the Registration Statement, and accordingly, I consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the reference to me in Item 5 (“Interests of Named Experts and Counsel”) of Part II of the Registration Statement
Very truly yours,
/s/ Roger M. Barzun